Exhibit 10.41

CVS CORPORATION

TO:	Howard McLure

FROM:	CVS Corporation

DATE:	November 1, 2006

Caremark Rx, Inc. (“Caremark”) has entered into an Agreement and Plan of Merger among Caremark, CVS Corporation (the “Company”) and a merger subsidiary formed by the Company (the “Merger Agreement”), pursuant to which Caremark will become an indirect wholly owned subsidiary of the Company (the “Merger”) effective as of the Effective Time, as defined in the Merger Agreement (the “Effective Time”). You, CVS and Caremark hereby agree that effective as of the Effective Time you will transfer your employment from Caremark to the Company pursuant to the terms provided in the attached Term Sheet, which is incorporated herein by reference (the “Term Sheet”), and the Company agrees to employ you pursuant to the terms of the Term Sheet. Subject to the conditions set forth in the Term Sheet, effective as of the Effective Time the agreement embodied in this letter agreement and the Term Sheet shall supersede and replace your existing employment agreement with Caremark dated December 3, 2001 (as amended) (the “Caremark Agreement”). You and the Company have agreed to act in good faith to enter into a formal written Employment Agreement incorporating the terms set forth in the Term Sheet, with the intention that such Employment Agreement will be executed prior to the Effective Time; provided, however, that this letter agreement and the attached Term Sheet will remain effective and will be fully binding upon you and the Company unless and until such Employment Agreement is executed and approved in writing by you and the Company.

If the terms above and the terms set forth in the Term Sheet fully and accurately reflect our agreement regarding the matters addressed, please indicate your agreement by signing in the space provided.

CVS Corporation	Caremark Rx, Inc.

By:	By:
Name:	Name:

I, Howard McLure, hereby agree that the terms set forth in this letter and the attached Term Sheet fully and accurately reflect our agreement regarding the matters addressed.

TERM SHEET

Definitions:	Except as otherwise provided, defined terms used herein shall have the meaning set forth in the accompanying letter agreement.

Position/Duties:	Howard McLure (the “Executive”) shall serve as President of PBM with duties and responsibilities consistent with such position and reporting directly to the CEO of the Company for a period of 36 months commencing as of the Effective Time or such shorter period determined under the termination provisions set forth below (such period of service, the “Employment Term”). During the Employment Term, the Executive shall devote Executive’s efforts and attention to the business of the Company on a full time basis and shall perform such duties as shall reasonably be determined by the CEO of the Company consistent with Executive’s position. If the Executive remains employed as of the end of the foregoing 36-month period, the Executive and the Company acting in good faith will seek to negotiate a new employment agreement for stated periods commencing after the 36th month.

Compensation:	During the Employment Term, the Company shall pay the Executive an annual base salary equal to at least $728,000 (the “Base Salary”) and the Executive shall be eligible for an annual bonus with a target of at least 100% of the Executive’s Base Salary (the “Target Bonus”). The Company may increase (but not decrease) the Base Salary and Target Bonus during the Employment Term and the terms Base Salary and Target Bonus shall refer to such items as they may be increased from time to time.

Deferral Account:	As of the Effective Time, the Company will establish for the Executive a deferred compensation account in the Executive’s name with an initial balance (the “Deferred Amount”) equal to the Designated Percentage (defined below) of the maximum amount of all severance benefits that the Executive would be entitled to receive pursuant to Section 4(4)(d) of the Caremark Agreement (including the present value of the benefits provided thereunder, but excluding equity compensation benefits), if Executive’s employment and the Caremark Agreement were terminated immediately after the Effective Time (the “Severance Benefits”). For the duration of the deferral period, the Deferred Amount shall earn interest at a rate equal to the prior month 1 Year Constant Maturity Treasury Rate as determined each month by the Federal Reserve, compounded quarterly. In addition, as of the Effective Time, the Company shall grant the Executive restricted stock units (the “Deferred Stock Units”) in respect of the number of shares of Company common stock with a value (based on the closing price of a share of Company common stock as of the Effective Date) equal to the Designated Percentage (defined below) of the amount of the Severance Benefits. Dividend equivalents will be paid during the deferral period and when dividends are paid on the Company’s common stock. The “Designated Percentage” shall mean: (1) with respect to the Deferred Stock Units, a percentage not to exceed 50 as designated by the Executive not later than 30 days prior to the Effective Time and (2) with respect to the Deferred Amount, a percentage equal to 100 minus the percentage number designated by the Executive under (1) above. The Deferred Amount plus accrued interest and the Deferred Stock Units shall be distributed to the Executive in a lump sum as soon as practicable after the third anniversary of the Effective Time or such later date the Executive has irrevocably elected; provided however, that the Deferred Amount plus accrued interest and the Deferred Stock Units shall be settled to the Executive (or Executive’s designated beneficiary or estate, as the case may be) as soon as practicable after Executive’s death or any termination of Executive’s employment. The Deferred Amount plus accrued interest shall be paid in cash and the Deferred Stock Units shall be settled in properly registered shares of Company common stock. The foregoing payments will be delayed to the minimum extent required to avoid additional tax under Section 409A of the IRC. The Deferred Amount, any accrued interest and the Deferred Stock Units shall hereinafter be referred to collectively as the “Deferral Account”.

Restricted Stock Unit Grant:	As of the Effective Time, the Company will award to the Executive a Restricted Stock Unit grant in respect of the number of shares of Company common stock with a value (based on the closing price of a share of Company common stock as of the Effective Date) equal to $1,500,000 (“RSU Award”). The RSU Award will cliff vest on the 3rd anniversary of the grant date, subject to the termination provisions below. Dividend equivalents on the RSU Award will be paid to the Executive in cash during the vesting period and when dividends are paid on the Company’s common stock. The RSU Award will be in addition to the Executive’s normal annual equity opportunity. The RSU Award will be settled in properly registered shares of Company common stock as of the date they become vested or such later date the Executive has irrevocably elected. The settlement of the RSU Award will be subject to delay to the minimum extent required under Section 409A of the IRC.

Benefits:	During the Employment Term, the Executive shall receive benefits and perquisites comparable to the benefits and perquisites provided to similarly situated senior executives of the Company. Following termination of the Executive’s services hereunder during the Employment Term for any reason other than death, disability or termination by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to a continuation of Executive’s benefits for two years.

Termination:

Upon a termination of the Executive’s employment, all payments and benefits shall be structured, or delayed to the minimum extent required, to avoid additional tax under § 409A of the IRC.

Upon a termination of the Executive’s employment during the Employment Term by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled, upon execution of a general waiver and release of claims against the Company and its affiliates, to:

(i)      earned but unpaid Base Salary and Target Bonus as of the termination date (“Accrued Compensation”)

(ii)     a lump sum pro rata portion of Executive’s Target Bonus for the year of termination (“Pro Rata Bonus”)

(iii)    settlement of 100% of the Executive’s Deferral Account balance, as described above

(iv)    100% vesting and settlement of the RSU Award, as described above

Upon a termination of the Executive’s employment during the Employment Term due to death or disability, the Executive, or the Executive’s estate, shall be entitled to receive:

(i)      Accrued Compensation

(ii)     Pro Rata Bonus

(iii)    settlement of 100% of the Executive’s Deferral Account balance as described above

(iv)    100% vesting and settlement of the RSU Award, as described above

Upon a termination of the Executive’s employment during the Employment Term by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to:

(i)      Accrued Compensation

(ii)     settlement of 100% of the Executive’s Deferral Account balance as described above

In the event of a termination of the Executive’s employment during the Employment Term by the Company for Cause or by the Executive without Good Reason, the Executive will forfeit the RSU Award.

For purposes of this Term Sheet, “Good Reason” shall mean: (i) an involuntary relocation of Executive’s principal place of employment outside a 35-mile radius of Executive’s principal place of employment as of the Effective Time, (ii) a material diminution in Executive’s position, duties and responsibilities or reporting relationship specified above, (iii) an assignment of any duties or responsibilities to the Executive which are inconsistent with Executive’s status as a senior executive of the Company, (iv) a reduction in Executive’s Base Pay or Target Bonus or (v) a reduction in Executive’s benefits and perquisites below the level provided to similarly situated executives of the Company.

For purposes of this Term Sheet, “Cause” means (i) the Executive’s willful and continued failure to perform Executive’s duties hereunder after written demand is delivered by the Company to the Executive specifying the manner in which the Executive has failed to perform such duties; (ii) the Executive’s misappropriation of any significant assets or opportunities of the Company; (iii) willful conduct by the Executive which is demonstrably injurious to the Company; (iv) the Executive’s breach of the Restrictive Covenants below; provided that no termination shall be for Cause unless the Executive has been provided a reasonable “cure” period after notice from the Company, to the extent susceptible of cure.

Notwithstanding anything to the contrary, in the event the Executive’s employment with the Company is terminated by the Company without Cause (other than due to death or disability) or in the event there is a Termination Without Cause, in either case during the Employment Term and within two years following a Change in Control of the Company, the Executive shall be entitled to receive the following benefits in lieu of the benefits described above:

(i)      Accrued Compensation

(ii)     Pro Rata Bonus

(iii)    an amount equal to 1.5 times the sum of Executive’s Base Salary and Target Bonus payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive’s termination of employment

(iv)    settlement of 100% of Executive’s Deferral Account balance (as described above), 100% vesting and settlement of the RSU Award (as described above) and elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of termination of employment (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards)

(v)     immediate vesting of all outstanding stock options and the right to exercise such stock options as per terms of the plan under which the awards were granted

(vi)    the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Executive’s termination of employment

(vii)   settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form

(viii)  continued participation in all medical, health and life insurance plans at the same benefit level at which he/she was participating on the date of termination of Executive’s employment until the earlier of:

(A)   the end of the 18 months following the termination of employment, or

(B)    the date, or dates, he/she receives equivalent coverage and benefits under the plans and programs of a subsequent employer

(ix)    other or additional benefits then due or earned in accordance with applicable plans and programs of the Company

The term “Change in Control” is defined on Attachment A hereto.

“Termination Without Cause” shall mean a termination following a Change in Control of the Company of the Executive’s employment at Executive’s initiative following the occurrence,

without the Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

(i)      the assignment of any duties to Executive which are inconsistent with Executive’s status as a member of the Company’s senior management,

(ii)     a decrease in the Executive’s annual Base Salary or Target Bonus,

(iii)    any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company’s obligations under this Agreement,

(iv)    a relocation of Executive’s principal place of employment more than 35 miles from Executive’s place of employment before such relocation,

(v)     a diminution in Executive’s position, duties and responsibilities or reporting relationship specified above, or

(iv)    a reduction in Executive’s benefits and perquisites below the level provided to similarly situated executives of the Company.

Restrictive Covenants:	For the period commencing at the Effective Time and ending on the second anniversary of the termination of Executive’s employment with the Company for any reason, the Executive shall not, without the Company’s prior written consent (i) directly or indirectly, establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person or entity in any business in competition with the Company or its subsidiaries in any state where the Company or any of its affiliates are then conducting, any business; or (ii) directly or indirectly, in any capacity, for the benefit of any person or entity, solicit, interfere with, hire, or divert, any person who is a customer, patient, supplier, employee, salesman, agent or representative of the Company or its subsidiaries, in connection with any business in competition with the Company or its subsidiaries. The Executive acknowledges and agrees that the restrictive covenants above and the covenants of the Executive below are essential to the Company.

At no time shall the Executive divulge any secret or confidential information, knowledge or data relating to the Company or any of its affiliates which the Executive has obtained in connection with Executive’s employment or services on behalf of the Company or any predecessors and which has not become public knowledge (other than by the Executive’s violation of the foregoing).

The foregoing Restrictive Covenants shall be enforceable by injunction, it being agreed that the damages suffered by the Company from any breach or threatened breach of these Restrictive Covenants could not be adequately remedied solely by monetary damages alone.

Cooperation:	The Executive agrees to cooperate with the Company, during the Employment Term and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its subsidiaries in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any its Subsidiaries, in any such action, suit, or proceeding, by providing information and meeting and consulting with the board of directors of the Company or its representatives or counsel, or representatives or counsel to the Company, or any of its subsidiaries as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with Executive’s provision of testimony or assistance.

Excise Tax:	To the extent that any payments or benefits received by the Executive as a result of the Merger or the Executive’s Deferral Account or RSU Award result in an excise tax payable by the Executive under IRC § 4999, the Company shall promptly pay to the Executive an additional amount necessary to place the Executive in the after-tax position that Executive would be in if IRC § 4999 did not apply with respect to the payments or benefits received by the Executive in connection with the Merger and this Term Sheet; provided, however, that any payment of such amount to the Executive shall be delayed to the minimum extent necessary to avoid the imposition of additional tax under § 409A of the IRC.

Governing Law:	The agreements embodied in this Term Sheet and the accompanying letter agreement (collectively the “Present Agreement”) shall be construed under and governed by the internal laws of the State of Rhode Island, without regard to Rhode Island’s choice of law rules. The Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute with respect to the agreements made hereunder: (i) the United States District Court for Rhode Island or (ii) any of the courts of the State of Rhode Island. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or Executive may now or hereafter have to such jurisdiction and any defense of inconvenient forum. Notwithstanding the foregoing, the Company may seek equitable relief for Executive’s violation of the restrictive covenants above, and may seek to enforce any judgment in any appropriate court or jurisdiction. If the Executive incurs any legal expenses to enforce Executive’s rights under the Present Agreement or the resulting Employment Agreement, the Company shall pay all of Executive’s reasonable and proper legal expenses and any related expenses, including any reasonable expenses for travel to and stay in the State of Rhode Island to enforce such rights, unless the Executive’s claims are found to have been frivolous by the relevant court.

Effectiveness:	The operative effect of the agreements embodied in the Present Agreement are conditioned upon (i) the occurrence under the Merger Agreement of the Closing, as defined in the Merger Agreement (the “Closing”) and (ii) Executive’s continued employment by Caremark as of the date immediately preceding the Closing Date as defined in the Merger Agreement. If these conditions are satisfied, effective as of the Effective Time, Executive shall transfer Executive’s employment from Caremark to the Company and the Present Agreement shall supersede and prospectively render null and void the Caremark Agreement. For the avoidance of doubt, if the conditions above are satisfied, Executive shall not be entitled to receive any benefits under the Caremark Agreement. If the Closing does not occur prior to the End Date (as defined in the Merger Agreement and any amendment to the Merger Agreement) (the “End Date”) then effective as of the End Date the Present Agreement shall be deemed null and void ab initio and shall be of no force or effect and the Caremark Agreement shall remain in full force and effect in accordance with its terms. If Executive’s employment by Caremark terminates prior to the Closing Date, then effective as of the date of such termination of employment, the Present Agreement shall become null and void ab initio and shall be of no force or effect and the Caremark Agreement (including the restrictive covenants thereunder) shall remain in full force and effect in accordance with its terms.

Attachment A

Definition of Change in Control of the Company

“Change in Control of the Company” shall be deemed to have occurred if:

(i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 25% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a

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Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(iv) the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

(v) any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

For purposes of this definition:

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

“Board” means the board of directors of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

For the avoidance of doubt, the Merger shall not constitute a Change in Control of the Company.

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